Exhibit 99

              [PMFI PERPETUAL MIDWEST FINANCIAL, INC. (LETTERHEAD)]
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For Immediate Release

                                  NEWS RELEASE



DATE:    December 15, 1997
CONTACT: James L. Roberts, President & CEO
         (319) 366-1851



                       PERPETUAL MIDWEST FINANCIAL, INC.
                      ANNOUNCES BUSINESS COMBINATION WITH
                         COMMERCIAL FEDERAL CORPORATION


CEDAR RAPIDS, IOWA---------


     Perpetual Midwest Financial, Inc. ("Perpetual"), parent of Perpetual Savings Bank, FSB ("Perpetual Savings"), announced today that it has signed a definitive agreement with Commercial Federal Corporation ("Commercial"), headquartered in Omaha, Nebraska, pursuant to which Perpetual will merge with Commercial and Perpetual Savings will merge with Commercial Federal Bank, a wholly owned subsidiary of Commercial.

     The agreement provides for Perpetual shareholders to receive 0.5757 shares of Commercial common stock for each share of Perpetual common stock owned (or
0.8636 shares taking into account Commercial's 3-for-2 stock split payable December 15, 1997). Based on the closing price of Commercial common stock of $53.250 (equivalent to $35.50 on a post split basis) on December 15, the indicated transaction value for each share of Perpetual common stock would be $30.66. The agreement provides that, if the average price of Commercial common stock over a defined pricing period prior to closing is below $30.167 per share on a post-split basis, Perpetual can terminate the transaction unless Commercial agrees to increase the exchange ratio to an indicated price per share (based on the average price per share of Commercial common stock over the pricing period) to Perpetual shareholders of $26.05.


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     Commercial,  parent  company of Commercial  Federal Bank, has operations in
Nebraska, Kansas, Colorado, Oklahoma and Iowa. At September 30, 1997, Commercial had total assets of $7.2 billion and total shareholders' equity of $444 million. Perpetual Savings, headquartered in downtown Cedar Rapids, Iowa, has four full service branch offices including: Cedar Rapids West, Cedar Rapids East, Cedar
Rapids Northeast, and Iowa City, Iowa. At September 30, 1997, Perpetual had total assets of $402 million and total shareholders' equity of $34 million.

     James L. Roberts, Perpetual President and CEO, said, "We look forward to our combination with Commercial. By combining with Commercial, we are offering our customers, employees and shareholders the benefits that come from being part of a larger company, while maintaining our commitment to the local community. Commercial's business philosophy, like ours, is focused on satisfying customers' financial needs and, at the same time, maintaining strong local commitments to communities served. With Commercial's added resources, we will be even more effective in serving the banking and financial needs of our customers and the entire Cedar Rapids and Iowa City areas."

     The merger has been approved by the Boards of Directors of both Commercial and Perpetual and is subject to Perpetual shareholder approval, customary regulatory approvals and certain other conditions. The merger is expected to be completed in Mid 1998.

     Perpetual's common stock is traded on the Nasdaq National Market under the symbol "PMFI".

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